UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 26, 2019

Date of Report (Date of earliest event reported)

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	IBP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

5.75% Senior Notes due 2028 and Indenture

On September 26, 2019, Installed Building Products, Inc. (the “Company”) completed an offering of $300,000,000 aggregate principal amount of its 5.75% Senior Notes due 2028 (the “Notes”) issued under an Indenture, dated as of September 26, 2019, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”).

Approximately $194 million of the proceeds from the Notes offering were used to repay a portion of the Company’s outstanding obligations (including accrued and unpaid interest) under its term loan facility and the remaining proceeds from the Notes offering were used to pay fees and expenses related to the Notes offering and the entry into the New ABL Credit Agreement (as defined below), and the remainder will be used for general corporate purposes.

The Notes will mature on February 1, 2028 and interest will accrue at a rate of 5.75% per annum from the date of original issuance and will be payable semi-annually in cash in arrears on February 1 and August 1, commencing on February 1, 2020.

The Notes are guaranteed, or will be guaranteed, on a senior unsecured basis by each of the Company’s existing and future material direct and indirect wholly owned domestic subsidiaries that is a guarantor under either the New ABL Revolver (as defined below) or the Company’s term loan facility.

The Company may redeem some or all of the Notes before February 1, 2023 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make whole” premium. On or after February 1, 2023, the Notes will be redeemable, in whole or in part, on the redemption dates and at the redemption prices specified in the Indenture, plus accrued and unpaid interest. In addition, the Company may redeem up to 40% of the aggregate principal amount of the Notes before February 1, 2023 with an amount equal to the net cash proceeds from certain equity offerings at a redemption price of 105.750% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Indenture contains restrictive covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue preferred stock; (ii) pay dividends on, redeem or repurchase stock; (iii) prepay subordinated debt; (iv) create liens; (v) make specified types of investments; (vi) apply net proceeds from certain asset sales; (vii) engage in transactions with affiliates; (viii) merge, consolidate or sell substantially all of its assets; and (ix) pay dividends and make other distributions from subsidiaries. Furthermore, in the event of a Change of Control (as defined in the Indenture), the Company must offer to repurchase the Notes at 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest. The Indenture also provides for customary events of default.

The Notes were issued in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be “qualified institutional buyers,” as defined in and in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. Accordingly, the Notes and the related guarantees will not be registered under the Securities Act, and the Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing descriptions of the Notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the Indenture (including the Form of Notes) which is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.

New ABL Revolver

On September 26, 2019, the Company entered into a Credit Agreement among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as issuing bank, swing bank and administrative agent, with KeyBank National Association, as a syndication agent and U.S. Bank National Association, as a syndication agent, and Bank of America, N.A., as lead arranger and bookrunner (the “New ABL Credit Agreement”) governing the Company’s new asset-based lending credit facility (the “New ABL Revolver”) of up to $200.0 million with a five year maturity, which replaced the

Company’s previous revolving credit facility. Borrowing availability under the New ABL Revolver is based on a percentage of the value of certain assets securing the Company’s obligations and those of the subsidiary guarantors thereunder. In connection with the New ABL Credit Agreement, the Company also entered into a Security Agreement among the Company, the other grantors party thereto and Bank of America, N.A., as administrative agent (the “Security Agreement”).

The New ABL Revolver bears interest at either the Eurodollar rate or the base rate (which approximates the prime rate), at the Company’s election, plus a margin of (A) 1.25% or 1.50% in the case of Eurodollar rate loans (based on a measure of availability under the New ABL Credit Agreement) and (B) 0.25% or 0.50% in the case of base rate loans (based on a measure of availability under the New ABL Credit Agreement).

The New ABL Revolver also provides incremental revolving credit facility commitments of up to $50.0 million. The terms and conditions of any incremental revolving credit facility commitments must be no more favorable than the terms of the New ABL Revolver. The New ABL Revolver also allows for the issuance of letters of credit of up to $75.0 million in aggregate and borrowing of swingline loans of up to $20.0 million in aggregate.

All of the obligations under the New ABL Revolver are guaranteed by all of the Company’s existing restricted subsidiaries and will be guaranteed by the Company’s future restricted subsidiaries. Additionally, all obligations under the New ABL Revolver, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and the guarantors, subject to certain exceptions and permitted liens, including a first-priority security interest in such assets that constitute ABL Priority Collateral and a second-priority security interest in such assets that constitute Term Loan Priority Collateral.

“ABL Priority Collateral” includes substantially all presently owned and after-acquired accounts, inventory, rights of an unpaid vendor with respect to inventory, deposit accounts, commodity accounts, securities accounts and lock boxes, investment property, cash and cash equivalents, and instruments and chattel paper and general intangibles, books and records, supporting obligations and documents and related letters of credit, commercial tort claims or other claims related to and proceeds of each of the foregoing.

“Term Loan Priority Collateral” includes all assets that are not ABL Priority Collateral.

The New ABL Revolver contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and the guarantors to: incur indebtedness; incur liens; engage in mergers or other fundamental changes; sell certain property or assets; pay dividends or other distributions; make acquisitions, investments, guarantees, loans and advances; prepay certain indebtedness; change the nature of their business; engage in certain transactions with affiliates; and incur restrictions on contractual obligations limiting interactions between the Company and its subsidiaries or limit actions in relation to the New ABL Revolver.

The New ABL Credit Agreement also contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio (consolidated EBITDA minus capital expenditures and tax payments, as defined, over fixed charges, as defined) of 1.0x in the event that the Company does not meet a minimum measure of availability under the New ABL Revolver.

The New ABL Agreement contains customary events of default, subject to certain grace periods, thresholds and materiality qualifiers. Such events of default include, without limitation: non-payment of obligations; the material inaccuracy of any representations or warranties; failure to perform or observe covenants; a default related to other material debt that could result in the acceleration of that debt; certain events of bankruptcy or insolvency; judgments for the payment of money in excess of $50,000,000 in the aggregate that remains unpaid or unstayed and undischarged for a period of 60 consecutive days; and a change of control of the Company. The occurrence and continuance of an event of default could result in, among other things, acceleration of amounts owing under the New ABL Credit Agreement and termination of the New ABL Revolver.

Under the New ABL Credit Agreement, during an event of default, interest on the outstanding and overdue obligations arising under the New ABL Credit Agreement and the related loan documents may, at the administrative agent’s election, and shall, at the request of the Majority Lenders (as defined in the New ABL Credit Agreement), accrue at a simple per annum interest rate equal to, with respect to all outstanding obligations under the New ABL Credit Agreement, the sum of (i) the applicable interest rate basis, if any, with respect to the applicable obligation, plus (ii) the Applicable Margin for such interest rate basis, plus (iii) 2.00% (the “New ABL Default Rate”); provided, however, that the New ABL Default Rate will automatically deemed to be invoked at all times with respect to overdue obligations under the New ABL Credit Agreement and the related loan documents that have been accelerated or deemed accelerated under the New ABL Credit Agreement.

The foregoing descriptions of the New ABL Credit Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the New ABL Credit Agreement and the Security Agreement which are filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On September 26, 2019, the Company issued a press release announcing the closing of the Notes offering and the New ABL Revolver. A copy of press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture, dated September 26, 2019, among Installed Building Products, Inc., the guarantors named therein and U.S. Bank National Association, as Trustee (including the Form of Note).

10.1

Credit Agreement, dated September 26, 2019, among Installed Building Products, Inc., the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as issuing bank, swing bank and administrative agent, with KeyBank National Association, as a syndication agent and U.S. Bank National Association, as a syndication agent, and Bank of America, N.A., as lead arranger and bookrunner.*

10.2	Security Agreement, dated September 26, 2019, among Installed Building Products, Inc., the other grantors party thereto and Bank of America, N.A., as administrative agent.

99.1	Press release announcing the closing of the Notes offering and the New ABL Revolver, dated September 26, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The exhibits and schedules to the New ABL Credit Agreement listed in the table of contents of the New ABL Credit Agreement do not contain material information and have been omitted from this filing pursuant to item 601(a)(5) of Regulation S-K. The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: September 26, 2019	By:	/s/ Michael T. Miller
Executive Vice President and
Chief Financial Officer